EXHIBIT 99.1

Voyager Therapeutics Reports Third Quarter 2015 Financial Results

Initial public offering raised $72.7 million in net proceeds

Proof-of-concept data for lead clinical program, VY-AADC01, for Parkinson’s disease expected in second half of 2016

Cambridge, Mass., December 17, 2015 (GLOBE NEWSWIRE) – Voyager Therapeutics, Inc. (NASDAQ: VYGR), a clinical-stage gene therapy company developing life-changing treatments for severe diseases of the central nervous system (CNS), today reported financial results for the third quarter ended September 30, 2015 and provided an update on recent corporate highlights and upcoming milestones.

“2015 has been a transformative year for Voyager. We started the year by announcing a major strategic collaboration with Genzyme, followed by an oversubscribed series B financing, and recently completed a successful initial public offering. We also made significant progress on both our product pipeline and product engine, while continuing to expand our leadership team,” said Steven Paul, M.D., president and CEO of Voyager Therapeutics. “With an experienced team and a solid financial foundation in place, we enter 2016 in a strong position to achieve clinical and operational milestones as we further advance our pipeline of novel gene therapies and strive to deliver innovative therapies to patients suffering from devastating CNS disorders.”

Recent Highlights and Upcoming Milestones

Corporate

•	In November 2015, completed an initial public offering raising approximately $72.7 million in net proceeds.
•

Expanded the board of directors with the appointment of three industry and scientific leaders: Perry Karsen, CEO of the Celgene Cellular Therapeutics division of Celgene Corporation; Michael Higgins, former COO and CFO of Ironwood Pharmaceuticals, Inc. and entrepreneur-in-residence at Polaris Partners; and Steven Hyman, M.D.,  director of the Stanley Center for Psychiatric Research at the Broad Institute of Harvard and MIT and a core faculty member of the Broad Institute.

•	Expanded the Voyager leadership team with the appointment of John Connelly as vice president of program and alliance management and Kathleen Hayes as vice president of human resources.

Product Pipeline and Product Engine

•	Enrollment continued in the ongoing Phase 1b trial of VY-AADC01 for advanced Parkinson’s disease. In October 2015, reported encouraging interim clinical results and Voyager continues to expect to report top-line human proof-of-concept data in the second half of 2016.
•	In October 2015, the investigational new drug application (IND) for the ongoing Phase 1b trial of VY-AADC01 was transferred from the University of California, San Francisco to Voyager.
•

Voyager’s four preclinical programs,  VY-SOD101 for a monogenic form of amyotrophic lateral sclerosis,  VY-FXN01 for Friedreich’s ataxia, VY-HTT01 for Huntington’s disease and VY-SMN101 for spinal muscular atrophy, all continued to advance, with Voyager’s next IND targeted for 2017.

•	Continued advancement of the company’s product engine, including the areas of AAV vector engineering and optimization, manufacturing and dosing and delivery.

Third Quarter 2015 Financial Results

Cash, cash equivalents and marketable securities as of September 30, 2015 were $160.6 million, compared to $168.6 million on June 30, 2015. Cash, cash equivalents and marketable securities as of September 30, 2015 did not include total net proceeds of approximately $72.7 million from the company's initial public offering of common stock and the underwriters' exercise of their over-allotment option in November 2015.

For the quarter ended September 30, 2015, Voyager reported a net loss of $6.9 million, or $5.25 per share, compared to a net loss of $4.4 million, or $6.45 per share, for the same period in 2014.

•

Research and development (R&D) expenses for the third quarter ended September 30, 2015, were approximately $6.5 million, compared to $2.4 million for the same period in 2014. The increase was largely due to expenditures in advancing development of Voyager’s pipeline and product engine, including increased R&D personnel costs associated with the growth of the company.

•

General and administrative (G&A) expenses were $2.5 million for the quarter ended September 30, 2015, compared to $1.3 million for the same period in 2014. The increase was largely due to expenditures in G&A personnel associated with the growth of the company, and increased consulting and professional fees.

About Voyager Therapeutics

Voyager Therapeutics is a clinical-stage gene therapy company developing life-changing treatments for severe diseases of the central nervous system. Voyager is committed to advancing the field of AAV (adeno-associated virus) gene therapy through innovation and investment in vector engineering and optimization, manufacturing and dosing and delivery techniques. The company’s pipeline is focused on severe CNS diseases in need of effective new therapies, including advanced Parkinson’s disease, a monogenic form of amyotrophic lateral sclerosis (ALS), Friedreich’s ataxia,  Huntington’s disease and spinal muscular atrophy (SMA). Voyager has broad strategic collaborations with Genzyme Corporation, a Sanofi company, and the University of Massachusetts Medical School. Founded by scientific and clinical leaders in the fields of AAV gene therapy, expressed RNA interference and neuroscience, Voyager Therapeutics is headquartered in Cambridge, Massachusetts. For more information, please visit www.voyagertherapeutics.com. Follow Voyager on LinkedIn.

Forward-Looking Statements:

This press release contains forward-looking statements and information. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward looking statements. For example, all statements we make regarding the initiation, timing, progress and results of our preclinical programs and clinical trials and our research and development programs, our ability to advance our AAV-based gene therapies into, and successfully complete, clinical trials, our ability to continue to develop our product engine, our ability to add new programs to our pipeline, and the timing or likelihood of regulatory filings and approvals, are forward looking. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. These statements are also subject to a number of material risks and uncertainties that are described in our final prospectus for our initial public offering filed with the Securities and Exchange Commission, as updated by our future filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

###

Contact:

Investor Relations:

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah@sternir.com

Media:

Katie Engleman
Pure Communications, Inc.

910-509-3977

Katie@purecommunicationsinc.com

Selected Financial Information

(amounts in thousands)

(Unaudited)

Condensed Statement of Operations:	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Collaboration revenue	$4,937	$—	$12,397	$—
Operating expenses:
Research and development	6,481	2,399	18,459	5,938
General and administrative	2,475	1,257	6,752	3,933
Total operating expenses	8,956	3,656	25,211	9,871
Operating loss	(4,019)	(3,656)	(12,814)	(9,871)
Other expense, net
Interest income (expense), net	102	—	175	(2)
Other financing expense	—	(349)	(9,750)	(1,754)
Total other expense, net	102	(349)	(9,575)	(1,756)
Net loss	$(3,917)	$(4,005)	$(22,389)	$(11,627)

Selected Balance Sheet Items:	September 30,	December 31,
	2015	2014

Cash, cash equivalents and marketable securities	$160,593	$7,035
Total assets	$166,435	$11,497
Accounts payable and accrued expenses	$3,483	$2,196
Deferred revenue	$59,794	$-
Redeemable convertible preferred stock	$148,858	$21,979
Total stockholders' deficit	$(47,139)	$(20,830)